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                                                     EXHIBIT 3(i)

              RESTATED CERTIFICATE OF INCORPORATION
                               OF
                           ONEIDA LTD.

                    Under Section 807 of the
                    Business Corporation Law

    We, the undersigned, WILLIAM D. MATTHEWS and CATHERINE H. SUTTMEIER, being respectively, the President and Secretary of ONEIDA LTD., in accordance with
Section 807 of  the  Business Corporation Law, do hereby certify that:

    I. The name of the Corporation is ONEIDA LTD., the name under which it was formed was Oneida Community, Limited.

    II. The Certificate of Incorporation was filed in the office of the Secretary of State of the State of New York on November 20, 1880.

    III. The text of the Certificate of Incorporation as amended theretofore is hereby restated without further amendment or change to read as herein set forth in full:

FIRST:

    The name of said Corporation is to be ONEIDA LTD.

SECOND:

    The purposes for which the Corporation is to be formed are:

    To purchase, manufacture, produce, construct, assemble, receive, lease or otherwise acquire, and to manage, hold, own, use, operate, install, maintain, service, repair, process, alter, improve, import, export, convey, sell, lease, assign, transfer, mortgage, pledge, or trade and deal in and with, raw materials, natural or manufactured articles or products, machinery, equipment, devices, systems, parts, supplies, apparatus and personal property of every kind, nature and description, tangible or intangible, used or capable of being used for any purpose whatsoever, including, but not limited to, metals, metalware, metal products and products which metal may be used, and to engage and participate in any mercantile, manufacturing or trading business of any kind or character.

    To carry on the business of farming and horticulture and, without limiting the generality of the foregoing, to purchase, product, grow, cultivate, harvest, pick, receive or otherwise acquire, and to preserve, process, assort, box, pack, store, alter, improve, import, export, convey, mortgage, pledge, sell, trade or deal in and with each and every kind of farm, dairy, fruit, vegetable, grain, livestock, poultry, seed and garden product, whether at wholesale or retail, and to carry on all other businesses incident thereto.

    To purchase, construct, receive, lease or otherwise acquire, and to manage, hold, own, use, operate, maintain, service, repair, alter, improve, convey, sell, lease, assign, transfer, mortgage, or otherwise trade and deal in and with, lands, buildings and real property of every kind, nature and description, or any interest therein, either legal or equitable.

    To   adopt,  apply  for,  obtain,  register,  purchase,  produce, assemble, receive, lease or otherwise acquire, and to manage, hold, own, use, maintain, alter, improve, protect, exercise, develop, manufacture under, operate and introduce, and to sell, lease, assign, transfer, pledge, grant licenses or other rights in  respect of, or otherwise dispose of, turn to account,  or  in any manner deal in and with and contract with reference to, any trademarks, trade names, patents, patent rights, concessions, franchises, designs, copyrights and distinctive marks and rights
analogous   thereto,   and  inventions,  devices,   improvements,
processes, recipes, formulae and the like, including, but without limitation, such thereof as may be covered by, used in connection with, or secured under, letters patent or otherwise, whether of the United States of America or of any other government or country; and any licenses in respect thereof and any or all rights connected therewith or appertaining thereto.

    To acquire by purchase, exchange or otherwise, all, or any part of, or any interest in, the properties, assets, business, good will and rights of any corporation, association, partnership, firm, syndicate or individual to the extent permitted by the Business Corporation Law of New York, and to pay for the same in cash, property, or the shares, bonds, debentures, warrants, rights, scrip, notes, evidences of indebtedness, or other securities or obligations of any kind of the Corporation or any other corporation, association, partnership, firm, syndicate or individual; to hold, conduct, operate, reorganize, liquidate, dissolve, mortgage, pledge, sell, exchange, or otherwise dispose of, the whole or any part of the properties, assets, business, good will and rights so acquired; and, in connection therewith, to assume or guarantee performance of any liabilities, obligations or contracts or any corporation, association, partnership, firm, syndicate or individual.

    To acquire or become interested in, whether by subscription, purchase, underwriting, loan, participation in syndicates or otherwise, and to own, hold, sell, assign, transfer, or otherwise dispose of, and to trade and deal in or with, shares, bonds, debentures, warrants, rights, scrip, notes, evidences of indebtedness, or other securities or obligations of any kind by whomsoever issued; to possess and exercise in respect thereof all the rights, powers and privileges of ownership or interest therein, including, but without limitation, the right to vote thereon for any and all purposes, to consent, or otherwise act with respect thereto; and to issue in payment for exchange therefor the Corporation's shares, bonds, debentures, warrants, rights, scrip, notes, evidences of indebtedness, or other securities or obligations of any kind.

    To borrow or raise moneys for any of the purposes of the Corporation and, from time to time, without limit as to amount, to draw, make accept, endorse, execute, issue, and deliver promissory notes, drafts, bills of exchange, bonds, debentures, and other negotiable or non-negotiable instruments and evidences of indebtedness, and to secure the payment of any thereof and of the interest thereon by deed or trust, mortgage or pledge, of or upon the whole or any part of the property of the Corporation, real or personal, whether at the time owned or thereafter acquired, and to sell, pledge or otherwise dispose of such promissory notes, drafts, bills of exchange, bonds, debentures, or other negotiable or non-negotiable instruments and evidences of indebtedness of the Corporation for its corporate purposes.

    To lend any of its funds from time to time, to such extent, on such terms and on such security, if any, as the Board of Directors of the Corporation may determine.

    To purchase or otherwise acquire, own, hold, sell, assign, transfer, or otherwise dispose of, the shares of its own capital stock, redeem the redeemable shares, if any, of its capital stock, out of surplus except when currently insolvent or when it would thereby be made insolvent

    To carry out all or any part of the foregoing purposes as principal, factor, agent, broker, contractor or otherwise, either along or in conjunction with any persons, firms, associations, corporations or others in any part of the world.

    For the accomplishment of the aforesaid purposes, and in furtherance thereof, the Corporation shall have and may exercise each and every power conferred by the Business Corporation Law of the State of New York, as now in force or hereafter amended, upon corporations formed thereunder, subject to any limitations contained in the said law or in any other statute of the State of New York.

THIRD:

    The amount of the Capital Stock of said Corporation is to be Twenty-Seven Million, Three Hundred Ninety-One Thousand, Five
Hundred Dollars ($27,391,500).

FOURTH:

    The said authorized Capital Stock of the Corporation shall consist of twenty-four million (24,000,000) shares designated as Common Stock, with a par value of $1.00 per share; ninety-five thousand six hundred sixty (95,660) shares designated as 6% Cumulative Preferred Stock, with a par value of $25 per share; and one million shares designated as Series Preferred Stock, with a par value of $1.00 per share. No holder of Common Stock shall have, as a matter of right as such holder, any preemptive right to purchase any shares or other securities of the Corporation.

    A. The designations, preferences, privileges and voting powers of the shares of 6% Cumulative Preferred Stock and the restrictions or qualifications thereof, are as follows:

              I. The 6% Cumulative Preferred Stock shall be entitled to receive, when and as declared from surplus or from net profits, dividends at the rate of six per cent per annum, and no more, which dividends shall be cumulative from the quarterly dividend date next preceding the date of issue (or from the date of issue, if that be a dividend date), and shall be payable quarterly on the fifteenth day of each of the months of March, June, September and December, in each year, before any dividend shall be paid on any other class of stock; provided, that whenever at any time full cumulative dividends at the said rate for all past dividend periods and for the current dividend period shall have been paid or declared and set apart for payment on the then outstanding 6% Cumulative Preferred Stock, the Board of Directors may declare dividends on any other class or classes of stock, subject to the respective terms and provisions (if any) applying thereto, and the 6% Cumulative Preferred Stock shall not be entitled to share therein.

              II.  Upon any distribution of capital assets, the 6%
Cumulative Preferred Stock shall be entitled to receive an amount equal to the par value thereof, plus an amount equivalent to all unpaid accumulated dividends thereon, before any distribution is made to any other class of stock; provided, that, after distribution shall have been made in full to the 6% Cumulative Preferred Stock as herein provided; the other class or classes of stock shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be distributed, and the 6% Cumulative Preferred Stock shall not be entitled to share therein.

              III. The Company shall have the right to redeem the 6% Cumulative Preferred Stock on June 15, 1949, or any dividend payment date thereafter, either in whole or in such portions as from time to time the Board of Directors may determine, upon the payment of the sum of $30 a share and an amount equivalent to all unpaid accumulated dividends thereon to the date fixed for redemption. If less than the whole amount of 6% Cumulative Preferred Stock outstanding shall be redeemed at any time, the shares to be so redeemed shall be selected by lot in such manner as the Board of Directors may determine. At least thirty days notice in advance of any such redemption shall be mailed to each holder of the shares to be so redeemed at this address registered with the Company, and, if less than all the outstanding shares of 6% Cumulative Preferred Stock owned by such stockholder is then to be redeemed, such notice shall specify the number of shares which are to be redeemed. On and after the date fixed for such redemption (unless default made by the Company in the payment of the redemption price of the shares then to be redeemed), the said shares shall cease to be entitled to further dividends, and the respective owners thereof shall have no other right or interest therein, or in the Company by reason of the ownership of such shares, except to receive payment therefore at the said redemption price upon presentation and surrender of the respective certificates representing the same. In order to facilitate the redemption of the 6% Cumulative Preferred Stock, the Board of Directors shall be authorized to cause the transfer books of the Company to be closed as to any share or shares designated for redemption as herein provided, and to make and enforce any and all such reasonable regulations, not inconsistent herewith, governing the manner of redemption, as the board of Directors in its discretion may deem advisable.

              IV. Except as herein or by law otherwise expressly provided, the holders of the 6% Cumulative Preferred Stock shall not be entitled to vote in any proceeding for mortgaging the property and franchises of the Company or for authorizing and guaranty by the Company, or for the sale of the franchises and property of the company, or for consolidation of the Company with any one or more other corporations, or for the voluntary dissolution of the Company, or for the change of name of the Company, or for any other purpose.

    B. The Series Preferred Stock may be issued in series, and each series shall be so designated as to distinguish the shares thereof from the shares of all other series. Authority is hereby expressly granted to the Board of Directors at any time and from time to time to issue series preferred Stock in one or more series and for such consideration, not less than the part value thereof, as may be fixed from time to time by the Board of Directors. The Board of Directors is expressly empowered to fix, subject to the provisions herein set forth, before the issuance of any shares of a particular series, the number of shares to be included in such series, the dividend rates per annum, the redemption price or prices; if any, and the terms and conditions of redemption, any sinking-fund provisions for the redemption or purchase of the shares of the series, the terms and conditions on which share are convertible, if they are convertible, and any other rights, preferences and limitations pertaining to such series. The relative rights, preferences and limitations of Series Preferred Stock shall be subordinate to the rights and preferences of 6% Cumulative Preferred Stock of the Company.

    C. Series A Preferred Stock. The designation and amount, relative rights, preferences and limitations of the shares of Series A Preferred Stock, of a par value of $1.00 each, as fixed by the Board of Directors, are as follows:

         (1) Designation and Amount. The shares of such series shall be designated as "Series A Preferred Stock" and the number of shares constituting such series shall be 150,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than that of the shares then outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Company.

         (2) Dividends and Distributions. (a) Subject to the prior and superior rights of the holders of any shares of any other series of preferred stock or any other preferred stock of the Corporation ranking prior and superior to the Series A Preferred Stock with respect to dividends, each holder of one one-thousandth (1/1000) of a share (a "Unit") of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for that purpose, (j) quarterly dividends payable in cash on the 1st day of March, June, September and December in each year (each such date being a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of such Unit of Series A Preferred Stock, in an amount per  Unit  (rounded to the nearest cent) equal to the greater  of
(A) $0.12 or (B) subject to the provision for adjustment hereinafter set forth, the aggregate per share amount of all cash dividends declared on shares of the Common Stock since the Immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of a Unit of Series A Preferred Stock, and (ii) subject to the provision for adjustment hereinafter set forth, quarterly distributions (payable in kind) on each Quarterly Dividend Payment Date in an amount per Unit equal to the aggregate per share amount of all non-cash dividends of other distributions (other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock, by reclassification or otherwise) declared on shares of Common Stock since the immediately preceding Quarterly Dividend Payment Date, or with respect to the first Quarterly Dividend Payment Date, since the first issuance of a Unit of Series A Preferred Stock. In the event that the Corporation shall at any time after December 13, 1989 (the "Rights Declaration Date") (i) declare any dividend on outstanding shares of Common Stock payable in shares of  Common Stock, (ii) combine outstanding shares of Common Stock or (iii) combine outstanding shares of Common Stock into a smaller number of shares, then in each such case the amount to which the holder of a Unit of Series A Preferred Stock was
entitled  immediately  prior  to  such  event  pursuant  to   the
preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which shall be the number of shares of Common stock that are outstanding immediately after such event and the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event.

              (b) The Corporation shall declare a dividend or distribution on Units of Series A Preferred Stock as provided in paragraph (a) above immediately after it declares a dividend or distribution on the shares of Common Stock (other than a dividend payable in shares of Common Stock); provided, however, that, in the event no dividend or distribution shall have been declared on
the  Common  Stock  during  the  period  between   any  Quarterly
Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $0.12 per Unit on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

              (c)  Dividends  shall begin to accrue  and  shall  be
cumulative on each outstanding Unit of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issuance of each Unit of Series A Preferred Stock, unless the date of issuance of such Unit is prior to the record date for the first Quarterly Dividend Payment Date, in which case, dividends on such Unit shall begin to accrue from the date of issuance of such Unit, or unless the date of issuance is a Quarterly Dividend Payment Date or is a date after the record date for the determination  of  holders of Units of Series A  Preferred  Stock
entitled  to  receive  a  quarterly  dividend  and  before   such
Quarterly  Dividend Payment Date, in either of which events  such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on Units of Series A Preferred Stock in an amount less than the aggregate amount of all such dividends at the time accrued and payable on such Units shall be allocated pro rata on a unit-by-unit basis among all
Units  of Series A Preferred Stock at the time outstanding.   The
Board of Directors may fix a record date for the determination of holders of Units of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for payment thereof.

         (3) Voting Rights. the holders of Units of Series A Preferred Stock shall have the following voting rights:

              (a)  Subject   to  the  provision  for   adjustment
hereinafter set forth, each Unit of Series A Preferred Stock shall entitle the holder thereof to one vote on all matters submitted to a vote of the shareholders of the Corporation. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivide outstanding shares of Common Stock or (iii) combine the outstanding shares of common Stock into a smaller number of shares, then in each such case the number of votes per Unit to which holders of Units of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which shall be the number of shares of Common Stock outstanding immediately after such event and the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event.

          (b) Except as otherwise provided herein or by law, the holders of Units of Series A Preferred Stock and the holders of Common Stock shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

           (c)   (i)   If at any time dividends on any  Units  of Series A
Preferred Stock shall be in arrears in an amount equal to six quarterly dividends thereon, then during the period (a "default period") from the occurrence of such event until such time as all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all Units of Series A Preferred Stock then outstanding shall have been declared and paid or set apart for payment, all holders of Units of Series A Preferred Stock, voting separately as a class, shall have the right to elect two Directors.

           (ii) during any default period, such voting rights of the holders of Units of Series A Preferred Stock may be exercised initially at a special meeting called pursuant to subparagraph (iii) of this section 3(c) or at any annual meeting of shareholders, and thereafter at annual meetings of shareholders, provided that neither such voting rights nor any right of the holders of Units of Series A Preferred Stock to increase, in certain cases, the authorized number of Directors may be exercised at any meeting unless one-third of the outstanding Units of Preferred Stock shall be present at such meeting in person or by proxy. The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Units of Series A Preferred Stock of such rights. At any meeting at which the holders of Units of Series A Preferred Stock shall exercise such voting right initially during an existing default period, they shall have the right, voting separately as a class, to elect Directors to fill up to two vacancies in the Board of Directors, if any such vacancies may then exist, or, if such right is exercised at an annual meeting, to elect two Directors. If the number which may be so elected at any special meeting does not amount to the required number, the holders of the Series A Preferred Stock shall have the right to make such increase in the number of Directors as shall be necessary to permit the election by them of the required number. After the holders of Units of Series A Preferred Stock shall have exercised their right to elect Directors during any default period, the number of Directors shall not be increased or decreased except as approved by a vote of the holders of Units of Series A Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to the Series A Preferred Stock.

           (iii) Unless the holders of Series A Preferred Stock shall, during an existing default period, have previously exercised their right to elect Directors, the Board of Directors may order, or any shareholder of shareholders owning in the aggregate not less then 25% of the total number of Units of Series A Preferred Stock outstanding may request, the calling of a special meeting of the holders of Units of Series A Preferred Stock, which meeting shall thereupon be called by the Secretary of the Corporation. Notice of such meeting and of any annual meeting at which holders of Units of Series A Preferred Stock are entitled to vote pursuant to this subparagraph (c)(iii) shall be given to each holder of record of Units of Series A Preferred Stock by mailing a copy of such notice to him at his last address as the same appears on the books ob the Corporation. Such meeting shall be called for a time not earlier than 10 days and not later than 50 days after such order to request or in default of the calling of such meeting within 50 days after such order or request, such meeting may be called on similar notice by any shareholder or shareholders owning in the aggregate not less than 25% of the total number of outstanding Units of Series A Preferred Stock. Notwithstanding the provisions of this paragraph (c)(iii), no such special meeting shall be called during the 60 days immediately preceding the date fixed for the next annual meeting of the shareholders.

           (iv) During any default period, the holders of shares of Common Stock and Units of Series A Preferred Stock, and other classes or series of stock of the Corporation, if applicable, shall continue to be entitled to elect all the Directors until the holders of Units of Series A Preferred Stock shall have exercised their right to elect two Directors voting as a separate class, after the exercise of which right (x) the Directors so elected by the holders of Units of Series A Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the Board of Directors may (except
as  provided   in subparagraph (c)(ii) of this Section (3) be filled by vote of a majority of the remaining Directors theretofore elected by the holders of the class of capital stock which elected the Director whose office shall have become vacant. References in this paragraph (c) to Directors elected by the holders of a particular class of capital stock shall include Directors elected by such Directors to fill vacancies as provided in clause (y) of the foregoing sentence.

           (v) Immediately upon the expiration of a default period, (x) the right of the holders of Units of Series A Preferred Stock as a separate class to elect Directors shall cease, (y) the term of any Directors elected by the holders of Units of Series A Preferred Stock as a separate class shall terminate, and (z) the number of Directors shall be such number as may be provided for in the Certificate or by-laws irrespective of any increase made pursuant to the provisions of subparagraph (c)(ii) of this Section 3 (such number being subject, however, to change thereafter in any manner provided by law or in the Certificate or by-laws). Any vacancies in the Board of Directors effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining
Directors.

           (vi) The provisions of this subparagraph (c) shall govern the election of Directors by holders of Units of Series A Preferred Stock during any default period notwithstanding any provisions of the Certificate or by-laws to the contrary.

           (d) Except as set forth herein, holders of Units of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of shares of Common Stock as set forth herein) for taking any corporate action.

       (4)    Certain  Restrictions.   (a)   Whenever   quarterly dividends or
other dividends or distributions payable on Units of Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on outstanding Units of Series A Preferred Stock shall have been paid in full, the Corporation shall not:

           (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any junior shares;

           (ii) declare or pay dividends on or make any other distributions on any parity shares, except dividends paid ratably on Units of Series A Preferred Stock and shares of all such parity shares on which dividends are payable or in arrears in proportion to the total amounts to which the holders of such Units and all such shares are then entitled;

           (iii) redeem or purchase or otherwise acquire for consideration shares of any parity shares, provided, however, that the Corporation may at any time redeem, purchase or otherwise acqurie shares of any such parityshares in exchange for any junior shares.

           (iv) purchase or otherwise acquire for consideration any Units of Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such Units.

          (b) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of the Corporation unless the Corporation could, under paragraph (a) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

      (5) Reacquired Shares: Any Units of Series B Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such Units shall, upon their cancellation, become authorized but unissued preferred stock and may be reissued as part of a new series of preferred stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

      (6) Liquidation Dissolution or Winding Up: (a) Upon any voluntary or in-voluntary liquidation, dissolution or winding up of the Corporation, no distribution shall be made (i) to the holders of shares of Junior shares unless the holders of Units of Series A Preferred Stock shall have received, subject to adjustment as hereinafter provided in paragraph (b), the greater of either (x) $0.01 per Unit plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not earned or declared, to the date of such payment, or (y) the amount equal to the aggregate per share amount to be distributed to holders of shares of Stock, or (ii) to the holders of shares of parity shares, unless simultaneously therewith distributions are made ratably on Units of Series A Preferred Stock and all other shares of such parity shares in proportion to the total amounts to which the holders of Units of Series A Preferred Stock are entitled under clause (i)(x) of this sentence and to which the holders of such parity shares are entitled, in each case upon such liquidation, dissolution or winding up.

           (b) In the event the Corporation shall at any time after the Rights Declaration Date (1) declare any dividend on outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivide outstanding shares of Common Stock, or
(iii) combine outstanding shares of Common Stock into a smaller number of shares, then in each such case the aggregate amount to which holders of Units of Series A Preferred Stock were entitled immediately prior to such event pursuant to Clause (i)(y) of paragraph (a) of this Section 6 shall be adjusted by multiplying such amount by a fraction the numerator of which shall be the number of shares of Common Stock that are outstanding immediately after such event and the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event.

      (7) Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the share of Common Stock are exchanged for or converted into other shares or securities, cash and/or any other property, then in any such case Units of Series A Preferred Stock shall at the same time be similarly exchanged for or converted into an amount per Unit (subject to the provision for adjustment hereinafter set forth) equal to the aggregate amount of shares, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is converted or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date
(i) declare any dividend on outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivide outstanding shares of Common Stock, or (iii) combine outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the immediately preceding sentence with respect to the exchange or conversion of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which shall be the number of shares of Common Stock that are outstanding immediately after such event and the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event.

      (8)   Redemption.   The Units of Series A  Preferred  Stock
shall not be redeemable.

      (9) Ranking. The Units of Series A Preferred Stock shall rank junior to all other series of preferred stock and to any other class of preferred stock that hereafter may be issued by the Corporation as to the payment of dividends and the distribution of assets, unless the terms of any such series or class shall provide otherwise.

       (10) Amendment. The Certificate, including without limitation, this resolution, shall not hereafter be amended, either directly or indirectly, or through merger or consolidation with another corporation, in any manner that would alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding units of Series A Preferred Stock, voting separately as a class.

      (11) Fractional Shares. The Series A Preferred Stock may be issued, in Units or other fractions of a share, which Units or fractions shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Stock.

      Section 12. Certain Definitions. As used herein with respect to the Series A Preferred Stock, the following terms shall have the following meanings:

           (a) The term "Common Stock" shall mean the class of shares designated as the Common Stock, par value $6.25 per share, of the Corporation at the date hereof or any other class of shares resulting from successive changes or reclassification of the common stock.

          (b) The term "junior shares" (i) as used in Section 4, shall mean the Common Stock and any other class or series of capital stock of the Corporation hereafter authorized or issued over which the Series A Preferred Stock has preference or priority as to the payment of dividends and
(ii) as used in Section 6, shall mean the Common Stock and any other class or series of capital stock of the Corporation over which the Series A Preferred Stock has preference or priority in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

          (c) The term "parity shares" (i) as used in section 4, shall mean any class or series of capital stock of the Corporation hereafter authorized or issued ranking pari passu with the Series A Preferred Stock as to dividends and (ii) as used in Section 6, shall mean any class or series of capital stock ranking pari passu with the Series A Preferred Stock in the distribution of assets or any liquidation, dissolution or winding up.

FIFTH:

      The office of said Corporation in the State of New York shall be located in the City of Oneida and the County of Madison.

SIXTH:

     The duration of said Corporation is to be perpetual.

SEVENTH:

      The Secretary of State is designated as the agent of the corporation for service of process and he shall mail a copy thereof to Oneida, New York.

EIGHTH:

      SECTION  1.   Higher Vote for Certain Business Combination.
In addition to any affirmative vote required by law or by this Certificate of Incorporation, and except as otherwise expressly provided in Section 3 of this Article EIGHTH:

      (i) any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (a) any Interested Stockholder (as hereinafter defined) or (b) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Stockholder; or

      (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate of any Interested Stockholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value (as hereinafter defined) of $10,000,000 or more; or

      (iii) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any
Interested Stockholder or any Affiliate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $10,000,000 or more; or

      (iv) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Stockholder or any Affiliate of any Interested Stockholder; or

      (v) any reclassification of securities (including any reverse stock split) or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate shares of the outstanding shares of any class of equity or convertible securities of the Corporation or any
Subsidiary which is directly or indirectly owned by any Interested Stockholder or any Affiliate of any Interested Stockholder; shall require the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (the "Voting Stock"), voting together, as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

      SECTION 2. Definition of "Business Combination." The term "Business Combination" as used in this Article EIGHTH shall mean any transaction which is referred to in any one or more of clauses (i) through (v) of Section 1 of this Article EIGHTH.

       SECTION 3. When Higher Vote is Not Required. The provisions of Section 1 of this Article EIGHTH shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provision of this Certificate of Incorporation, if all of the conditions specified in either of the following paragraphs A and B are met:

       A.    Approval  by  Continuing  Directors.   The  Business
combination shall have been approved by a majority of the Continuing Directors (as hereinafter defined).

     B.  Form of Consideration, Price and Procedure Requirements.
All of the following conditions shall have been met:

           (i)   the  aggregate amount of the cash and  the  Fair
Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the highest of the following:

                (a)   (if applicable) the highest per share price
(including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder for any shares of Common Stock acquired by it (1) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the "Announcement Date") or (2) in the transaction in which it became an Interested Stockholder, whichever is higher;

                (b)   the  Fair Market Value per share of  Common
Stock on the Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder (such latter date is referred to in this Article EIGHTH as the "Determination Date"), whichever is higher; and

                (c) (if applicable) the price per share equal to the Fair Market Value per share of Common Stock determined pursuant to paragraph (B)(i)(b) above, multiplied by the ratio of (1) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder for any shares of Common Stock acquired by it within the two-year period immediately prior to the Announcement Date to (2) the Fair Market Value per share of Common Stock on the first day in such two-year period upon which the Interested Stockholder acquired any shares of Common Stock.

           (ii)   The aggregate amount of the cash and  the  Fair
Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of any other class of outstanding Voting Stock shall be at least equal to the highest of the following (it being intended that the requirements of this paragraph B(ii) shall be required to be met with respect to every class of outstanding Voting Stock, whether or not the Interested Stockholder has previously acquired any shares of a particular class of voting Stock):

                (a) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees)
paid by the Interested Stockholder for any shares of such class of Voting Stock acquired by it (i) within the two-year period immediately prior to the Announcement Date or (2) in the transaction in which it became an Interested Stockholder, whichever is higher;

                 (b) (if applicable)the highest preferential amount per share to which the holders of shares of sucfh class of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

               (c) the Fair Market Value per share of such class of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher; and

                (d) (if applicable) the price per share equal to the Fair Market Value per share of such class of Voting Stock determined pursuant to paragraph B(ii)(c) above, multiplied by the ratio of (1) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder for any shares of such class of Voting Stock acquired by it within the two-year period immediately prior to the Announcement Date to (2) the Fair Market Value per share of such class of Voting Stock on the first day in such two-year period upon which the Interested Stockholder acquired any shares of such class of Voting Stock.

          (iii) The consideration to be received by holders of a particular class of outstanding voting Stock (including Common Stock) shall be in cash or in the same form as the Interested Stockholder has previously paid for shares of such class of Voting Stock. If the Interested Stockholder has paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration for such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock previously acquired by it.

           (iv) After such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business Combination: (a) except as approved by a majority of the Continuing Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on the outstanding Preferred Stock; (b) there shall have been (1) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Continuing Directors, and (2) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Continuing Directors; and (c) such Interested Stockholder shall have not become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Stockholder becoming an Interested Stockholder.

           (v) After such Interested Stockholder has become an Interested Stockholder, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

           (vi) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to public stockholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

      SECTION 4.  Certain Definitions.  For the purpose  of  this Article
EIGHTH:

      A. A "person" shall mean any individual, firm, corporation or other entity.

      B. "Interested Stockholder" shall mean any person (other than the Corporation or any Subsidiary) who or which:

           (i) is the beneficial owner, directly or indirectly, of more than 10% of the voting power of the outstanding Voting Stock; or

           (ii) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding Voting Stock; or

           (iii) is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended.

      C.   A  person shall be a "beneficial owner" of any  Voting Stock:

           (i) which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly; or

           (ii)   which  such person or any of its Affiliates  or Associates has
(a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding; or

            (iii) which is beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

      D. For the purposes of determining whether a person is an Interested Stockholder pursuant to paragraph B of this Section 4, the  number  of  shares of Voting Stock deemed to be  outstanding
shall   include  shares  deemed  owned  through  application   of
paragraph C of this Section 4 but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

      E. "Affiliate" or "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General
Rules and Regulations under the Securities Exchange Act of 1934, as in effect on October 13, 1983.

      F. "Subsidiary" means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in paragraph B of this Section 4, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

      G. "Continuing Director" means any member of the Board of Directors of the Corporation (the "Board") who is unaffiliated with the Interested Stockholder and was a member of the Board prior to the time that the Interested Stockholder became an Interested Stockholder, and any successor of a Continuing Director who is unaffiliated with the Interested stockholder and is recommended to succeed a Continuing Director by a majority of Continuing Directors then on the Board.

      H. "Fair Market Value" means: (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities and Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations system or any system then in use, or if no such quotations are available, the fair market value on the date in questions of a share of such stock as determined by the Board in good faith; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in questions as determined by the Board in good faith.

      I. In the event of any Business Combination in which the Corporation survives, the phrase "other consideration to be received" as used in paragraphs B (i) and (ii) of Section 3 of this Article EIGHTH shall include the shares of Common Stock and/or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.

     SECTION 5. Powers of the Board of Directors. A majority of the directors of the Corporation shall have the power and duty to determine for the purposes of this Article EIGHTH, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article EIGHTH, including, without limitation, (A) whether a person is a Interested Stockholder, (B) the number of shares of Voting Stock beneficially owned by any person, (C) whether a person is an Affiliate or Associate of another, (D) whether the requirements of paragraph B of Section 3 have been met with respect to any Business Combination, and (E) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $10,000,000 or more.

      SECTION  6.      No  Effect  on  Fiduciary  Obligations  of
Interested  Stockholders.   Nothing  contained  in  this  Article
EIGHTH  shall be construed to relieve the Board or any Interested
Stockholder from any fiduciary obligation imposed by law.

      SECTION 7. Amendment, Repeal, Etc. Notwithstanding any other provisions of this Certificate of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate of Incorporation or the Bylaws of the Corporation), the affirmative vote of the holders of at least 80% of the voting power of the Voting Stock, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article EIGHTH.

NINTH:

     SECTION 1. Number, Election and Terms of Directors. The business and affairs of the Corporation shall be managed by a Board of Directors consisting of not less than nine or more than fifteen persons. The exact number of directors within the minimumand maximum limitations specified in the preceding sentence shall be fixed from time to time by the Board of Directors pursuant toa resolution adopted by a majority of the entire Board of Directors. At the 1984 Annual Meeting of Stockholders, the directors shall be divided into three classes, as nearly equal innumber as possible, with the term of office of the first class to expire at the 1985 Annual Meeting of Stockholders, the term of office of the second class to expire at the 1986 Annual Meeting of Stockholders and the term of office of the third class to expire at the 1987 Annual Meeting of Stockholders. Commencing with the 1985 Annual Meeting of Stockholders, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding Annual Meeting of Stockholders after their election.

      SECTION 2. Calling Special Meetings of Stockholders. A special meeting of the stockholders may be called at any time and for any purpose or purposes by the Board of Directors, and shall be called by the Secretary upon the written request of the holders of record of at least 80% of the voting power of the voting Stock. Every such request shall state the purpose or purposes of each meeting.

      SECTION 3. Newly-Created Directorships and Vacancies on the Board of Directors. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly-created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by a majority vote of the directors then in office, although less than a quorum; and any director so chosen shall hold office until the next Annual Meeting of Stockholders. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

      SECTION 4. Removal of Directors. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire Board of Directors, may be removed by the stockholders from office at any time but only for cause and only by the affirmative vote of the holders of at least 80% of the voting power of the Voting Stock, voting together as a single class. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director may be removed form office at any time, but only for cause, by the vote of a majority of the entire Board of Directors.

      SECTION 5. Amendment of By-laws or Certificate of Incorporation. Notwithstanding any other provisions of this Certificate of Incorporation or the By-laws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate of Incorporation or the By-laws of the Corporation), the affirmative vote of the holders of at least 80% of the voting power of the Voting Stock, voting together as a single class, shall be required for the stockholders of the Corporation to amend, repeal or adopt any By-laws of the Corporation or to adopt any amendment to this Certificate of Incorporation inconsistent with the By-laws of the Corporation.

      SECTION 6. Amendment, Repeal, Etc. Notwithstanding any other provisions of this Certificate of Incorporation or the By-laws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate of Incorporation or the By-laws of the Corporation), the affirmative vote of the holders of at least 80% of the voting power of the Voting Stock, voting together as a single class, shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article NINTH.

TENTH:

      To the fullest extend now or hereafter not expressly prohibited by the Business Corporation Law of the State of New York as currently in effect or as the same may hereafter be amended, no Director of the Corporation shall be personally liable to the Corporation or its stockholders for damages for any breach of duty in such capacity. No amendment, modification, repeal of this Article TENTH, nor the adoption of any provision of this Restated Certificate of Incorporation inconsistent withthis Article TENTH shall adversely affect any right or protection of any Director that exists at the time of such
amendment,   modification,  repeal  or  the   adoption   of   any
inconsistent provision.

      IV. This restatement of the Certificate of Incorporation was authorized by the Board of Directors.

       IN   WITNESS   WHEREOF,  we  have  made,  subscribed   and
acknowledged this Certificate this  13th day of April, 1994.


/s/ WILLIAM D. MATTHEWS
William D. Matthews

Chairman of the Board
and Chief Executive Officer


/s/ CATHERINE H. SUTTMEIER
Catherine H. Suttmeier, Secretary

 CERTIFICATE OF AMENDMENT OF THE CERTIFICATE OF INCORPORATION OF
                           ONEIDA LTD.



                        Under Section 805
                             of the
                New York Business Corporation Law








                                   Filing Receipt May be Sent to:


                                               Ms. Erin L. Markey
                                                 Legal Department
                                                      Oneida Ltd.
                                           161-183 Kenwood Avenue
                                           Oneida, New York 13210
                                        Telephone: (315) 361-3694
                                              Fax: (315) 361-3700

 CERTIFICATE OF AMENDMENT OF THE CERTIFICATE OF INCORPORATION OF
  ONEIDA LTD. UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW


(1) The name of this corporation is and henceforth shall be Oneida Ltd. The name under which it was originally formed was Oneida Community, Limited.

(2) Its Certificate of Incorporation was filed by the Department of State on the 20th day of November, 1880.

(3) The amendment effected by this Certificate of Amendment is as follows:

      (A) Article Fourth of the Certificate of Incorporation, dealing with the authorized Capital Stock of the Corporation and providing generally that the authorized Capital Stock of the Corporation shall consist of 24,000,000 shares of Common Stock, is hereby amended to read as follows:

FOURTH.   The  said  authorized Capital Stock  of  the
          Corporation  shall  consist  of  forty-eight
          million  (48,000,000) shares  designated  as
          Common Stock; with a par value of $1.00  per
          share;   ninety-five  thousand   six-hundred
          sixty  (95,660)  shares  designated  as   6%
          Cumulative Preferred Stock, with a par value of $25 per share; and one million shares designated as Series Preferred Stock, with a par value of $1.00 per share. No holder of Common Stock shall have, as a matter of right as such holder, any preemptive right to purchase any shares of other securities of the Corporation.

(4) The above and foregoing amendment to the Certificate of Incorporation was authorized by vote of the board, followed by a vote of the holders of a majority of all outstanding shares entitled to vote at the Annual Meeting of the shareholders held on the 27th day of May, 1998.

      IN WITNESS WHEREOF we hereunto sign our names and affirm that the statements made herein are true under the penalties of perjury, this 5th day of June, 1998.


                              By: /s/ PETER J. KALLET
                              Name:   Peter J. Kallet
                              Title:  President & Chief Operating Officer

                              By: /s/ CATHERINE H. SUTTMEIER
                              Name: Catherine H. Suttmeier
                              Title: Vice President, Secretary &
                                     General Counsel

                          VERIFICATION


     STATE OF NEW YORK   |
                         |       ss.:
     COUNTY OF MADISON   |

I, Martin J. Tyksinski, being duly sworn, depose and say that I am the Senior Corporate Attorney and Assistant Secretary of
ONEIDA LTD., the corporation named and described in the foregoing
Certificate and know the contents thereof to be true.



                         By: /s/ MARTIN J. TYKSINSKI
                         Name: Martin J. Tyksinski
                         Title:Senior Corporate Attorney &
                               Assistant Secretary


Sworn to before me this
5th day of June, 1998.


/s/ ERIN L. MARKEY
     Notary Public